Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q3 2009 Optical Cable Earnings Conference Call

Event Date/Time: Sep 11, 2009 / 10:00AM ET

Operator

Good morning. My name is Julie Ann and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation Third Quarter Fiscal 2009 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session.

(Operator Instructions)

I would now like to turn the call over to your moderator, Mr. Andrew Siegel. Please go ahead, sir.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s third quarter fiscal year 2009 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the content of the internet webcast on occfiber.com as well as today’s call.

Now, I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin, Jr. - Optical Cable Corporation - President, CEO

Thank you, Andrew, and good morning everyone. Joining me today at OCC’s offices in Roanoke, Virginia is Tracy Smith, our Senior Vice President and Chief Financial Officer. Before we begin our conference call today I’d like to pause for a moment of silence to honor those who perished in the cowardly terrorist attack on our country on September 11, 2001 in New York, Pennsylvania and Virginia, and to honor those men and women serving our country around the world protecting our freedom and liberty.

Thank you. On today’s call, I will provide a few opening remarks. Tracy Smith will then review the third quarter results for the three-month and nine-month periods ended July 31, 2009 in additional detail. After Tracy’s remarks, we’ll answer as many of your questions as we can. As we normally do during our Q&A session, we take questions from analysts and institutional investors.

Additionally, we also answer questions from individual investors that have been submitted to us in advance. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we include instructions regarding such submissions in our press release announcing the date and time of our earnings call— as we did for today’s call.

2009 continues to be a challenging year—for OCC, our industry and the broader economy. Like others in our industry, we have been experiencing the adverse effects of one of the worst world-wide economic recessions since the Great Depression of the 1930s.

Despite the economic challenges, I’m particularly optimistic about OCC’s future and our strategic positioning in the markets we serve. We have expanded OCC’s product offering beyond our well known fiber optic cable products in order to provide our customers with complete cabling and connectivity solutions.

Now OCC offers our customers fiber optic cabling, copper datacom cabling, and a whole host of copper and fiber connectivity and structured cabling products for the enterprise market. And, based on availability market research, we believe that OCC has been able to maintain its position as the number two manufacturer in North America of fiber optic cables for the LAN/Enterprise market.

Furthermore, we’ve invested capital and entered into agreements in businesses that will provide OCC with additional opportunities for future growth—most notably in the harsh environment and military fiber optic connectivity market. These are investments in the future of Optical Cable Corporation, and I am confident they will provide significant long-term benefits to our shareholders.

While our top line has been adversely impacted by the global economic downturn in fiscal year 2009 to date, and our third fiscal quarter where sales decreased 13.4% compared to the same period last year, we believe we have out-performed our competitors, many of whom have experienced revenue declines in the range of 19% to 38% during the quarter ended June 30, 2009— according to public filings.

We are pleased to deliver better than average sales performance in a challenging economic environment; however, we are not satisfied with the financial results OCC has achieved so far in fiscal year 2009. So, in addition to taking steps we believe appropriate to maintain and increase sales, we have also been taking aggressive steps to control costs and spending given the current state of the economy in general and our industry in particular.

To date, we have reduced our workforce headcount by approximately 10% since the end of fiscal year 2008 at both of our manufacturing facilities. At the same time, we have continued to incur necessary expenses and make investments that we believe will enable us to successfully execute our strategy and create greater value for investors in the long-term.

As a result, through the third quarter of 2009 we have positive operating cash flow from operations and positive EBITDA despite the challenging economic times. We have also increased our cash on hand since the end of the second quarter of 2009 while maintaining the full availability of our $6 million bank line of credit. Although market conditions remain challenging, we are confident that OCC is well positioned strategically in our markets and well positioned for growth.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our third quarter.

Tracy Smith - Optical Cable Corporation - SVP, CFO

Thank you, Neil. Consolidated net sales decreased 13.4% to $14.2 million for the third quarter of fiscal year 2009, compared to net sales of $16.4 million for the same period last year. The sale of SMP Data Communications products accounted for $3.4 million of our consolidated net sales during the third quarter of fiscal year 2009, compared to $3.3 million for the two months after the acquisition, in May of 2008, included in our consolidated results during the same period last year.

Net sales to customers located outside of the United States decreased 35.3% in the third quarter of fiscal year 2009 compared to the same period last year, and net sales to customers located in the United States decreased 4.1%.

Consolidated net sales increased 4.6% to $44.5 million for the first nine months of fiscal year 2009, compared to net sales of $42.6 million for the same period in fiscal year 2008. The sale of SMP Data Communications products accounted for $9.7 million of our consolidated net sales during the first nine months of fiscal year 2009, and accounted for $3.3 million of our consolidated net sales during the first nine months of fiscal year 2008 (after the acquisition of SMP).

On a year-to-date basis, net sales to customers located outside of the United States decreased 13.9% compared to the same period last year, and net sales to customers located in the United States increased 13.6%.

The decrease in net sales to customers outside of the United States (excluding products historically associated with SMP Data Communications) is primarily due to the fact that we recognized net sales totaling, in the aggregate, approximately $1.8 million as the result of two large international orders in the first half of fiscal year 2008 that did not recur in the first half of fiscal year 2009.

Additionally, the global economic downturn has contributed to the decrease in net sales to customers located outside of the United States, particularly in areas of the world where the effect of the downturn is more profound such as Latin America and Asia.

Gross profit decreased 27.6% to $4.5 million in the third quarter of fiscal year 2009, compared to $6.2 million in the third quarter of fiscal year 2008. Gross profit margin decreased to 31.6% in the third quarter of fiscal year 2009, compared to 37.7% for the third quarter of fiscal year 2008.

For the year-to-date period, gross profit decreased 13.2% to $15 million from $17.3 million for the same period in fiscal year 2008. Our gross profit margin decreased to 33.7% for the first nine months of fiscal year 2009, compared to 40.6% for the same period last year.

The primary reason for the decrease in our gross profit margin is that historically, SMP Data Communications has had gross profit margin percentages lower than the historical gross profit margins of Optical Cable Corporation. The gross profit margin associated with the sale of connectivity products was 17.9% for the first nine months of fiscal year 2009, while the gross profit margin associated with fiber optic cable sales was 38.2% during the first nine months of fiscal year 2009. Gross profit margin was negatively impacted further as a result of sales of lower volumes of both connectivity and fiber optic cables due to the global economic downturn. This negatively impacts gross profit margin as certain manufacturing costs are spread over the lower sales volumes.

SG&A expenses decreased to $5.4 million in the third quarter of fiscal year 2009, from $5.5 million for the same period last year. SG&A expenses as a percentage of net sales were 37.9% in the third quarter of fiscal year 2009, compared to 33.4% in the third quarter of fiscal year 2008.

Contributing to the decrease in SG&A expenses for the quarter were decreases in employee compensation costs primarily due to decreases in amounts accrued for potential employee performance-based incentives as a result of our financial results during the third quarter of fiscal 2009 compared to the same period last year. The decrease in employee compensation costs was partially offset by the acquisition of SMP Data Communications and the operating expenses associated with another investment.

SG&A expenses increased 22.7% to $17 million in the first nine months of 2009, from $13.9 million for the same period last year. SG&A expenses as a percentage of net sales were 38.2% for the nine months ended July 31, 2009 compared to 32.6% for the same period in 2008.

The increase in SG&A expenses during the first nine months of 2009 compared to the same period last year was primarily due to the acquisition of SMP Data Communications in May of 2008, and the SG&A expenses of approximately $1.1 million associated with our start-up business that we acquired a controlling interest in during August of last year to provide turnkey cabling and connectivity solutions for the datacenter market.

We reported a net loss of $1.1 million, or $0.19 per basic and diluted share, in the third quarter of fiscal year 2009, compared to net income of $482,000, or $0.08 per basic and diluted share, for the third quarter of fiscal year 2008. We reported a net loss for the first nine months of fiscal year 2009 of $1.8 million, or $0.33 per basic and diluted share, compared to net income of $2.2 million, or $0.37 per basic and diluted share, for the same period last year.

Contributing to the net losses during the quarter and year-to-date period ended July 31, 2009 were a non-cash, non-recurring $190,000 write-off of the intangible asset associated with the SMP Data Communications trade name, the SG&A expenses generated by the start-up business we acquired a controlling interest in on August 1st of last year (totaling approximately $1.1 million for the year-to-date period and approximately $365,000 for the quarter alone), and severance and related costs associated with workforce reductions at our Roanoke and Asheville facilities.

And with that, I will turn the call back over to Neil.

Neil Wilkin, Jr. - Optical Cable Corporation - President, CEO

Thanks, Tracy. As Tracy noted in her remarks, OCC wrote off $190,000 associated with the value of the SMP Data Communications trade name during the third quarter. Beginning August 1st of this year we’ve begun marketing and selling our enterprise connectivity products previously branded SMP Data Communications under the names OCC and Optical Cable Corporation.

And now, we’re happy to answer as many of your questions as we can. Operator, if you could be please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

There are no questions at this time.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, this is Andrew. We also opened up the call — we invited individual investors to submit questions in advance of today’s call, but unfortunately we did not receive any.

So, Operator, maybe give participants on the phone today one more time to queue up.

Operator

(Operator Instructions)

Your first question is from the line of Greg Laetch, a private investor.

Greg Laetch Private Investor

Hello, Neil. How are you?

Neil Wilkin, Jr. - Optical Cable Corporation - President, CEO

Fine. How are you?

Greg Laetch Private Investor

A very nice gesture with regard to honoring the 911 event, as well as people serving our country. I noticed your share — outstanding shares fell. Is there a particular reason why? Did you buy shares back in the quarter? What was going on there?

Neil Wilkin, Jr. - Optical Cable Corporation - President, CEO

We have continued to buy back shares, but because of the restrictions on what we’re permitted to buy back under certain SEC rules, we haven’t been able to acquire a significant volume. We’re going to be filing our 10-Q this afternoon — is the plan — and there’s a chart in there that details exactly what the purchases were during the quarter. It was only about 8,000 shares. The reason why you’re seeing the shares — I think that’s — is that right? 8,000 shares.

The reason why you’re seeing the shares decrease, I believe, is because the calculation for earnings per share has to exclude, when you’re in a loss situation, any unvested shares, as well as what would be considered antidilutive shares. And so, that actually makes our earnings per share under GAAP look — because it’s required by GAAP — look worse than you might otherwise expect. And so, that’s the reason why you’re seeing that.

Greg Laetch Private Investor

Thank you.

Operator

(Operator Instructions)

There are no further questions at this time. Mr. Siegel, do you have any further remarks?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

No. Since there were no questions from individual shareholders I’ll turn it back over to Neil for his closing comments, if any.

Neil Wilkin, Jr. - Optical Cable Corporation - President, CEO

Thanks, Andrew. I want to thank everyone for joining us on today’s call. As always, we appreciate your time and your interest in Optical Cable Corporation, and I hope everyone has an enjoyable weekend.

Operator

Thank you all for participating in today’s conference call. You may now disconnect.